Exhibit 99.1

Lavoro Files Preliminary Proxy and Registration Statement on Form F-4 for Proposed Combination with TPB Acquisition Corporation I, The Production Board’s SPAC

●	Lavoro, Brazil’s largest agricultural inputs retailer and a leading provider of agriculture biologics inputs, enables farmers to adopt breakthrough technology and boost productivity
●	Upon listing, Lavoro will become the first US-listed pure-play Latin American agricultural inputs retailer
●	Transaction aims to bring together The Production Board’s agriculture technology expertise and Lavoro’s portfolio of businesses and market penetration to help transform Latin America into a global breadbasket, improving global food security and sustainability

SAN FRANCISCO, October 3, 2022 -- TPB Acquisition Corporation I (“TPB Acquisition Corp.”) (Nasdaq: TPBA, TPBAW, TPBAU), a special purpose acquisition company sponsored by The Production Board (“TPB”), today announced that Lavoro Limited (“Lavoro”), a leading agricultural inputs retailer in Latin America, filed with the Securities and Exchange Commission a registration statement on Form F-4 containing a preliminary proxy statement and prospectus in connection with their proposed business combination.

TPB Acquisition Corp. and Lavoro announced on September 15, 2022 a definitive merger agreement that reflects an implied initial enterprise value of the combined company of approximately $1.2 billion. The transaction is expected to result in up to $225 million in net cash proceeds to Lavoro after closing (assuming no redemptions), including the contribution of up to $180 million from the cash held in the trust account of TPB Acquisition Corp. and $100 million that TPB intends to invest through a private placement at $10.00 per share; $30 million in secondary proceeds to investment funds managed by Patria Group, the controlling shareholder of Lavoro; and $25 million in expected transaction fees and expenses.

Following the proposed business combination, Lavoro expects to increase market share through retail expansion, continued operational improvements, and additional acquisitions. TPB plans to support the acceleration of Lavoro’s digital agronomy and service offerings as a strategic advisor and through leadership and partnership development. David Friedberg, founder and CEO of TPB, will join Lavoro’s board of directors upon the close of the proposed business combination.

The transaction is expected to close in the fourth quarter of 2022, subject to the satisfaction of customary closing conditions (including the approval of the shareholders of TPB Acquisition Corp.). Upon closing of the transaction, Lavoro will become the first US-listed pure-play Latin American agricultural inputs retailer, trading on the Nasdaq under the ticker symbol “LVRO”.

The Registration Statement on Form F-4 can be obtained without charge at the SEC’s website at https://www.sec.gov/Archives/edgar/data/1945711/000110465922104142/tm2225919-1_f4.htm. The joint presentation made by the management teams of Lavoro and TPB regarding the transaction is available on the websites of Lavoro at ir.lavoroagro.com and TPB Acquisition Corp. at www.tpbac.com, and can be watched at https://youtu.be/oRVNvOmPDEM.

About The Production Board

Founded by David Friedberg, The Production Board is a venture foundry and investment holding company established to solve the most fundamental problems that affect our planet by reimagining global systems of production across food, agriculture, biomanufacturing, human health, and the broader life sciences. TPB builds businesses based on emerging scientific discoveries, partners with exceptional talent, and provides them with the capital, infrastructure and market insights needed to deliver meaningful improvement in the cost, energy, time, or carbon footprint of conventional systems. TPB is backed by leading strategic and financial investors, including Alphabet, Allen & Company LLC, Cascade, Emerson Collective, and funds and accounts managed by BlackRock, Baillie Gifford, Koch Disruptive Technologies, Counterpoint Global (Morgan Stanley), Foxhaven Asset Management, and Arrowmark Partners. Learn more about our work at www.tpb.co.

About Lavoro

Lavoro is Brazil’s largest agricultural inputs retailer and a leading provider of agriculture biologics inputs. Through a complete portfolio, Lavoro empowers farmers to adopt breakthrough technology and boost productivity. Founded in 2017, Lavoro has a broad geographical presence, operating in Brazil, Colombia, and Uruguay. Lavoro’s 878 technical sales representatives meet with more than 53,000 customers on farms and at 193 retail locations multiple times per year to help them plan, purchase the right inputs, and manage their farming operations to optimize outcomes.

In addition to its retail footprint, Lavoro’s “Crop Care” business segment is a vertically-integrated producer of specialty fertilizers, crop protection products, and proprietary biological crop inputs, or “biologics.” Lavoro’s biologics portfolio, which includes microorganisms and biomolecules derived from microorganisms, protect plants from disease, pests, and weeds – without the carbon and lingering environmental persistence of traditional crop chemistry – and help farmers improve soil health and productivity with decreased use of synthetic chemical fertilizers.

Learn more about Lavoro at www.lavoroagro.com.br.

Additional Information and Where to Find It

The proposed business combination will be submitted to shareholders of TPB Acquisition Corp. for their consideration. Lavoro has filed the Registration Statement, which will includes a preliminary proxy statement to be distributed to TPB Acquisition Corp.’s shareholders in connection with TPB Acquisition Corp.’s solicitation for proxies for the vote by TPB Acquisition Corp.’s shareholders in connection with the proposed business combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued in connection with the completion of the proposed business combination. TPB Acquisition Corp.’s shareholders and other interested persons are advised to read the preliminary proxy statement / prospectus and any amendments thereto and, once available, the definitive proxy statement / prospectus, in connection with TPB Acquisition Corp.’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed business combination, because these documents contain important information about TPB Acquisition Corp., Lavoro and the proposed business combination. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by SPAC, without charge, at the SEC’s website located at www.sec.gov or by directing a written request to: TPB Acquisition Corporation I, 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in Solicitation

TPB Acquisition Corp., Lavoro and their directors and executive officers may be deemed to be participants in the solicitation of proxies from TPB Acquisition Corp.’s shareholders in connection with the proposed transaction. A list of the names of the directors and executive officers of TPB Acquisition Corp. and Lavoro and information regarding their interests in the proposed business combination is set forth in the Registration Statement. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “aims,” “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding matters expected to be voted on by TPB Acquisition Corp.’s shareholders in connection with the proposed business combination, background and summary terms of the proposed merger and details concerning Lavoro’s business and operations. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Lavoro and TPB Acquisition Corp.

These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that shareholder approval will not be obtained; the risk that the transaction may not be completed by TPB Acquisition Corp.’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by TPB Acquisition Corp.; the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the proposed business combination Agreement by the shareholders of TPB Acquisition Corp.; the lack of a third party valuation in determining whether or not to pursue the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed business combination Agreement; the effect of the announcement or pendency of the proposed transaction on Lavoro’s business relationships, operating results, and business generally; risks that the proposed transaction disrupts current plans and operations of Lavoro and potential difficulties in employee retention as a result of the proposed transaction; the outcome of any legal proceedings that may be instituted against Lavoro, TPB Acquisition Corp. or the combined company related to the proposed business combination Agreement or the proposed transaction; the ability to maintain the listing of TPB Acquisition Corp.’s securities on a national securities exchange; the price of TPB Acquisition Corp.’s securities may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which TPB Acquisition Corp. plans to operate or Lavoro operates, variations in operating performance across competitors, changes in laws and regulations affecting TPB Acquisition Corp.’s or Lavoro’s business; Lavoro’s inability to meet or exceed its financial projections and changes in the combined capital structure; changes in general economic conditions, including as a result of the COVID-19 pandemic; the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; changes in domestic and foreign business, market, financial, political and legal conditions; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed business combination Agreement; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries and other risks and uncertainties indicated from time to time in the final prospectus of TPB Acquisition Corp. for its initial public offering and the proxy statement/prospectus filed by Lavoro relating to the proposed business combination or in the future, including those under “Risk Factors” therein, and in TPB Acquisition Corp.’s other filings with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither TPB Acquisition Corp. nor Lavoro presently know or that TPB Acquisition Corp. nor Lavoro currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect TPB Acquisition Corp.’s and Lavoro’s expectations, plans or forecasts of future events and views as of the date of this press release. TPB Acquisition Corp. and Lavoro anticipate that subsequent events and developments will cause TPB Acquisition Corp.’s or Lavoro’s assessments to change. However, while TPB Acquisition Corp. and the TPB Acquisition Corp. may elect to update these forward-looking statements at some point in the future, TPB Acquisition Corp. and Lavoro specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing TPB Acquisition Corp.’s or Lavoro’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This communication and/or other information does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication and/or other information relates to a potential financing through a private placement of common stock of a newly formed holding company to be issued in connection with the transaction. This communication shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended.

Contacts

For TPB:

Rachel Konrad

rachel@tpb.co, +1-650-924-5471

John Christiansen/Camilla Scassellati Sforzolini

TPB@fgsglobal.com

For Lavoro:

Guilherme Nascimento

guilherme.augusto@lavoroagro.com.br +55 66 9 9911-3093

Fernanda Rosa

fernanda.rosa@lavoroagro.com +55 41 9 9911-2712